EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com , +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS FOURTH-QUARTER EPS OF $0.56, DOWN FROM $1.01 A YEAR AGO

CARDMEMBER SPENDING, REVENUES AND CREDIT REMAIN STRONG

RESULTS CONSISTENT WITH PRE-ANNOUNCEMENT

(Millions, except percentages and per share amounts)

	Quarters Ended December 31,		Percentage Inc/(Dec)	Years Ended December 31,		Percentage Inc/(Dec)
	2012	2011		2012	2011
Total Revenues Net of Interest Expense	$8,141	$7,742	5%	$31,582	$29,962	5%

Income From Continuing Operations	$637	$1,192	(47)%	$4,482	$4,899	(9)%
Income From Discontinued Operations, net of tax1	$-	$-	-	$-	$36	#
Net Income	$637	$1,192	(47)%	$4,482	$4,935	(9)%

Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$0.56	$1.01	(45)%	$3.89	$4.09	(5)%
Income from Discontinued Operations1	$-	$-	-	$-	$0.03	#
Net Income Attributable to Common Shareholders2	$0.56	$1.01	(45)%	$3.89	$4.12	(6)%

Average Diluted Common Shares Outstanding	1,116	1,163	(4)%	1,141	1,184	(4)%
Return on Average Equity	23.1%	27.7%		23.1%	27.7%

# Denotes a variance of more than 100%

New York – January 17, 2013 - American Express Company (NYSE: AXP) today reported fourth-quarter net income of $637 million, down 47 percent from $1.2 billion a year ago. Net income from the quarter included the restructuring charge, rewards expense and cardmember reimbursements that were announced last week. Diluted earnings per share was $0.56, down 45 percent from $1.01 a year ago.

_________________________________
1
Income from discontinued operations primarily reflects benefits from the resolution of certain prior years’ tax items related to American Express Bank Ltd., which was sold to Standard Chartered PLC during Q1’08.

2
Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards of $7 million and $14 million for the three months ended December 31, 2012 and 2011, respectively, and $49 million and $58 million for the twelve months ended December 31, 2012 and 2011, respectively.

Excluding these items, fourth-quarter adjusted net income was $1.2 billion, or $1.09 per share.3

Consolidated total revenues net of interest expense were $8.1 billion, up 5 percent from $7.7 billion a year ago. The increase was driven by an 8 percent rise in cardmember spending and higher net interest income that reflected growth in the cardmember loan portfolio.

Adjusted for foreign currency translations, consolidated total revenues net of interest expense rose 5 percent from a year ago.4

Consolidated provisions for losses totaled $638 million, up 56 percent from $409 million a year ago. The provision increase reflected higher reserve releases a year ago, partially offset by lower net write-offs in the current quarter. Credit indicators continued to be at historically low levels.

Consolidated expenses totaled $6.6 billion, up 18 percent from $5.6 billion a year ago. The increase primarily reflected the previously announced restructuring charge and Membership Rewards estimation process enhancements.

Adjusted for foreign currency translations, consolidated total expenses were up 17 percent from a year ago.4

Net income for the quarter reflected costs associated with the three previously announced items:

•
A $400 million restructuring charge ($287 million after-tax) designed to contain future operating expenses, adapt parts of the business as more customers transact online or through mobile channels, and provide the resources for additional growth initiatives in the U.S. and internationally.

•	A $342 million expense ($212 million after-tax) reflecting enhancements to the process that estimates future redemptions of Membership Rewards points by U.S. cardmembers.

•
Approximately $153 million ($95 million after-tax) of cardmember reimbursements for various types of transactions dating back several years. This amount dealt with fees, interest and bonus rewards as well as an incremental expense related to the consent orders entered into with regulators last October.

The effective tax rate was 31 percent, down from 32 percent a year ago.

The company's return on average equity (ROE) was 23.1 percent, down from 27.7 percent a year ago.

“With higher fourth quarter revenues and cardmember spending, we ended 2012 in strong shape,” said Kenneth I. Chenault, chairman and chief executive officer. “Against the backdrop of an uneven economy, we capitalized on opportunities and continued to stay ahead of the trends that are reshaping our industry.

_________________________________
3
Management believes adjusted net income and adjusted earnings per share, which are non-GAAP measures, provide useful metrics to evaluate the ongoing operating performance of the company.  See Appendix V in the selected statistical tables for a reconciliation of adjusted net income and adjusted earnings per share.

4
As reported in this release, F/X adjusted information, which constitute non-GAAP financial measures, assumes a constant exchange rate between the periods being compared for purposes of currency translation to U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended December 31, 2012 apply to the period(s) against which such results are being compared). The company believes the presentation of information on an F/X adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

“Since rebounding from the recession, we have gained share in a very competitive U.S. industry and enhanced the many benefits we provide cardmembers. We have improved our risk management capabilities, begun to tap additional revenue streams and deployed new technologies that let us serve a growing number of customers online and through their mobile phones. At the same time, we’ve expanded into new markets internationally and extended our presence well beyond the traditional American Express footprint. The investments we’ve made in the business are substantial, but we have also been able to contain the growth in overall operating expenses.

“We’ve made great progress in recent years, and we want to make sure we stay ahead of trends that present both enormous promise and complex challenges. New technologies are changing the way businesses operate, both online and in the physical world. While this evolution is still in the early stages for our industry, it continues to open up opportunities that play to our strengths. The restructuring program we announced last week is designed to help take advantage of them, while also playing an important role in our aim of holding annual operating expense increases to less than 3 percent for the next two years.5 A lean operating structure is a critical advantage for any business. That, along with the flexibility to allocate resources toward growth initiatives, should put us in an even better position as we seek to deliver strong results for shareholders.”

Segment Results

U.S. Card Services reported fourth-quarter net income of $423 million, down 42 percent from $727 million a year ago.

Total revenues net of interest expense increased 4 percent to $4.1 billion from $3.9 billion a year ago. The increase was driven by higher cardmember spending and higher net interest income, partially offset by the impact of cardmember reimbursements mentioned above.

Provisions for losses totaled $477 million, up 77 percent from $269 million a year ago, primarily reflecting higher reserve releases a year ago, partially offset by lower net write-offs in the current quarter. Credit indicators continued to be at historically low levels.

Total expenses increased 21 percent to $3.0 billion from $2.5 billion a year ago, primarily reflecting the Membership Rewards estimation process enhancements and cardmember reimbursements mentioned earlier.

The effective tax rate was 31 percent compared to 38 percent a year ago.

International Card Services reported fourth-quarter net income of $95 million, down 38 percent from $152 million a year ago.

Total revenues net of interest expense increased 5 percent to $1.4 billion from $1.3 billion a year ago, reflecting higher cardmember spending and fee revenues related to Loyalty Partner.

Provisions for losses totaled $99 million, up 18 percent from $84 million a year ago, primarily reflecting higher reserve releases in the prior year.

_________________________________
5	Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, communications and other expenses.

Total expenses increased 7 percent to $1.2 billion from $1.1 billion a year ago, primarily reflecting the restructuring charge mentioned earlier. Marketing, promotion, rewards and cardmember services costs increased 6 percent.

The effective tax rate was 14 percent compared to (11) percent a year ago. The year ago tax rate reflected the benefit from the resolution of certain prior years’ tax items.

Global Commercial Services reported fourth-quarter net income of $65 million, down 64 percent from $180 million a year ago.

Total revenues net of interest expense increased 3 percent to $1.2 billion from a year ago, reflecting increased spending by corporate cardmembers, partially offset by lower travel commissions and fees.

Provisions for losses totaled $33 million, down 6 percent from $35 million a year ago.

Total expenses increased 19 percent to $1.0 billion from $872 million a year ago, primarily reflecting the restructuring charge and Membership Rewards estimation process enhancements mentioned earlier.

The effective tax rate was 54 percent compared to 35 percent a year ago. This quarter’s tax rate reflected lower tax benefits from the restructuring charges in international markets.

Global Network & Merchant Services reported fourth-quarter net income of $354 million, up 9 percent from $324 million a year ago.

Total revenues net of interest expense increased 6 percent to $1.4 billion from $1.3 billion a year ago, reflecting higher merchant-related revenues driven by an increase in global cardmember spending.

Total expenses increased 2 percent to $812 million from $794 million a year ago, primarily reflecting the restructuring charge mentioned earlier.

The effective tax rate for the quarter was 36 percent, unchanged from a year ago.

Corporate and Other reported fourth quarter net loss of $300 million compared with a net loss of $191 million a year ago. The result for the current period reflected the restructuring charge mentioned earlier and the prior year included income of $70 million ($43 million after-tax) for the previously announced settlement of Visa litigation.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card

The 2012 Fourth Quarter/Full Year Earnings Supplement will be available today on the American Express website at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss fourth-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same website. A replay of the conference call will be available later today at the same website address.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012 and the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. The Company revised the income statement reporting of card fees on lending products in the first quarter of 2012, increasing Net card fees and reducing Interest on loans. Corresponding amounts in prior periods have been reclassified to conform to the current period presentation. This change does not impact Total revenues net of interest expense in the income statement, or the Net interest yield on cardmember loans, a non-GAAP measure.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2012	2011	Inc/(Dec)	2012	2011	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,575	$4,336	6%	$17,739	$16,734	6%
Net card fees	648	612	6	2,506	2,448	2
Travel commissions and fees	503	514	(2)	1,940	1,971	(2)
Other commissions and fees	578	552	5	2,317	2,269	2
Other	644	618	4	2,452	2,164	13
Total non-interest revenues	6,948	6,632	5	26,954	25,586	5
Interest income
Interest on loans	1,660	1,587	5	6,511	6,272	4
Interest and dividends on investment securities	53	72	(26)	246	327	(25)
Deposits with banks and other	24	26	(8)	97	97	-
Total interest income	1,737	1,685	3	6,854	6,696	2
Interest expense
Deposits	118	133	(11)	480	528	(9)
Long-term debt and other	426	442	(4)	1,746	1,792	(3)
Total interest expense	544	575	(5)	2,226	2,320	(4)
Net interest income	1,193	1,110	7	4,628	4,376	6
Total revenues net of interest expense	8,141	7,742	5	31,582	29,962	5
Provisions for losses
Charge card	211	237	(11)	742	770	(4)
Cardmember loans	396	149	#	1,149	253	#
Other	31	23	35	99	89	11
Total provisions for losses	638	409	56	1,990	1,112	79
Total revenues net of interest expense after provisions for losses	7,503	7,333	2	29,592	28,850	3

Expenses
Marketing and promotion	722	735	(2)	2,890	2,996	(4)
Cardmember rewards	1,857	1,463	27	6,282	6,218	1
Cardmember services	197	190	4	799	716	12
Salaries and employee benefits	1,910	1,537	24	6,597	6,252	6
Professional services	871	853	2	2,963	2,951	-
Occupancy and equipment	486	467	4	1,823	1,685	8
Communications	99	98	1	383	378	1
Other, net	432	242	79	1,404	698	#
Total	6,574	5,585	18	23,141	21,894	6
Pretax income from continuing operations	929	1,748	(47)	6,451	6,956	(7)
Income tax provision	292	556	(47)	1,969	2,057	(4)
Income from continuing operations	637	1,192	(47)	4,482	4,899	(9)
Income from discontinued operations, net of tax	-	-	-	-	36	#
Net income	$637	$1,192	(47)	$4,482	$4,935	(9)
Income from continuing operations attributable to common shareholders (A)	$630	$1,178	(47)	$4,433	$4,841	(8)
Net income attributable to common shareholders (A)	$630	$1,178	(47)	$4,433	$4,877	(9)
Effective tax rate	31.4%	31.8%		30.5%	29.6%

# - Denotes a variance of more than 100%.

(A) Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards of $7 million and $14 million for the three months ended December 31, 2012 and 2011, respectively, and $49 million and $58 million for the twelve months ended December 31, 2012 and 2011, respectively.

(Preliminary)

American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	December 31,	December 31,
	2012	2011

Assets
Cash & cash equivalents	$22	$25
Accounts receivable	46	44
Investment securities	6	7
Loans	64	61
Other assets	15	16
Total assets	$153	$153

Liabilities and Shareholders' Equity
Customer deposits	$40	$38
Short-term borrowings	3	4
Long-term debt	59	60
Other liabilities	32	32
Total liabilities	134	134

Shareholders' Equity	19	19
Total liabilities and shareholders' equity	$153	$153

(Preliminary)

American Express Company
Financial Summary

(Millions)

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2012	2011	Inc/(Dec)	2012	2011	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$4,070	$3,897	4%	$16,046	$15,071	6%
International Card Services	1,397	1,333	5	5,306	5,239	1
Global Commercial Services	1,215	1,183	3	4,749	4,625	3
Global Network & Merchant Services	1,390	1,316	6	5,271	4,942	7
	8,072	7,729	4	31,372	29,877	5
Corporate & Other	69	13	#	210	85	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$8,141	$7,742	5	$31,582	$29,962	5

Pretax income (loss) from continuing operations
U.S. Card Services	$612	$1,168	(48)	$4,069	$4,129	(1)
International Card Services	110	137	(20)	659	762	(14)
Global Commercial Services	142	276	(49)	960	1,075	(11)
Global Network & Merchant Services	557	502	11	2,219	1,979	12
	1,421	2,083	(32)	7,907	7,945	-
Corporate & Other	(492)	(335)	47	(1,456)	(989)	47

PRETAX INCOME FROM CONTINUING OPERATIONS	$929	$1,748	(47)	$6,451	$6,956	(7)

Net income (loss)
U.S. Card Services	$423	$727	(42)	$2,592	$2,680	(3)
International Card Services	95	152	(38)	634	723	(12)
Global Commercial Services	65	180	(64)	644	738	(13)
Global Network & Merchant Services	354	324	9	1,443	1,293	12
	937	1,383	(32)	5,313	5,434	(2)
Corporate & Other	(300)	(191)	57	(831)	(535)	55
Income from continuing operations	637	1,192	(47)	4,482	4,899	(9)
Income from discontinued operations, net of tax	-	-	-	-	36	#
NET INCOME	$637	$1,192	(47)	$4,482	$4,935	(9)

# - Denotes a variance of more than 100%.

(Preliminary)

American Express Company
Financial Summary (continued)

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2012	2011	Inc/(Dec)	2012	2011	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$0.57	$1.02	(44)%	$3.91	$4.11	(5)%
Income from discontinued operations	-	-	-	-	0.03	#
Net income attributable to common shareholders	$0.57	$1.02	(44)%	$3.91	$4.14	(6)%

Average common shares outstanding (millions)	1,110	1,157	(4)%	1,135	1,178	(4)%

DILUTED
Income from continuing operations attributable to common shareholders	$0.56	$1.01	(45)%	$3.89	$4.09	(5)%
Income from discontinued operations	-	-	-	-	0.03	#
Net income attributable to common shareholders	$0.56	$1.01	(45)%	$3.89	$4.12	(6)%

Average common shares outstanding (millions)	1,116	1,163	(4)%	1,141	1,184	(4)%

Cash dividends declared per common share	$0.20	$0.18	11%	$0.80	$0.72	11%

Selected Statistical Information

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2012	2011	Inc/(Dec)	2012	2011	Inc/(Dec)

Return on average equity (A)	23.1%	27.7%		23.1%	27.7%
Return on average common equity (A)	22.8%	27.3%		22.8%	27.3%
Return on average tangible common equity (A)	29.2%	35.8%		29.2%	35.8%
Common shares outstanding (millions)	1,105	1,164	(5)%	1,105	1,164	(5)%
Book value per common share	$17.09	$16.15	6%	$17.09	$16.15	6%
Shareholders' equity (billions)	$18.9	$18.8	1%	$18.9	$18.8	1%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)

American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)

	For the Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

ROE

Net income	$4,482	$5,037	$5,022	$5,014	$4,935
Average shareholders' equity	$19,425	$19,145	$18,887	$18,525	$17,842
Return on average equity (A)	23.1%	26.3%	26.6%	27.1%	27.7%

Reconciliation of ROCE and ROTCE

Net income	$4,482	$5,037	$5,022	$5,014	$4,935
Earnings allocated to participating share awards and other	49	56	57	58	58
Net income attributable to common shareholders	$4,433	$4,981	$4,965	$4,956	$4,877

Average shareholders' equity	$19,425	$19,145	$18,887	$18,525	$17,842
Average common shareholders' equity	$19,425	$19,145	$18,887	$18,525	$17,842
Average goodwill and other intangibles	4,232	4,272	4,330	4,380	4,215
Average tangible common shareholders' equity	$15,193	$14,873	$14,557	$14,145	$13,627
Return on average common equity (A)	22.8%	26.0%	26.3%	26.8%	27.3%
Return on average tangible common equity (B)	29.2%	33.5%	34.1%	35.0%	35.8%

(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity, a non-GAAP measure, is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.

(Preliminary)

American Express Company
Net Income and EPS Reconciliation
Appendix V

(Millions, except per share amounts)	Quarter Ended	Year Ended
	December 31, 2012	December 31, 2012

Net income:

Reported Net income	$637	$4,482

Q4'12 Restructuring Charges	$287	$287

Q4'12 Membership Rewards Estimation Process Enhancement Expense	$212	$212

Q4'12 Cardmember Reimbursements	$95	$95

Adjusted Net income (A)	$1,231	$5,076

Diluted EPS:

Reported Net income attributable to common shareholders	$0.56	$3.89

Q4'12 Restructuring Charges	$0.26	$0.25

Q4'12 Membership Rewards Estimation Process Enhancement Expense	$0.19	$0.19

Q4'12 Cardmember Reimbursements	$0.08	$0.07

Adjusted Net income attributable to common shareholders (A)	$1.09	$4.40

(A) Adjusted net income and adjusted net income attributable to common shareholders, which are non-GAAP measures, represent net income excluding the impact of the restructuring charges, membership rewards estimation process enhancement expense and cardmember reimbursements recognized in Q4’12. The Company believes adjusted net income and adjusted net income attributable to common shareholders provide useful metrics to evaluate the ongoing operating performance of the Company.